Exhibit 99.1

[GRAPHIC LOGO OMITTED]
NTL:
New York, New York, May 14, 2003 (NASDAQ: NTLI)


NTL Incorporated announces results for three months ended
March 31, 2003


HIGHLIGHTS
o Revenues of (pound)546.5 million and EBITDA of (pound)156.5 million, Capital Expenditures of (pound)82.5 million and Operating Cash Flow of (pound)74.0 million

o    UK Revenue Generating Units now exceed 5 million

o NTL Home adds 141,400 RGUs and 27,100 net customers in the quarter o UK annualized churn down to 13.0% o Exceptional income of (pound)4.2 billion ($6.8b) related to emergence from Chapter 11

Financial Highlights *                                                                       Quarterly Results
(In (pound)millions)                                                                      Q1-2003           Q1-2002
------------------------------------------------------------------------------- ----------------- ------------------
Continuing Operations

Revenues
Home                                                                            (pound)362.1      (pound)362.0
Business                                                                                75.0              83.0
Broadcast                                                                               64.3              64.4
Carriers                                                                                27.6              33.0
Ireland                                                                                 17.5              13.7
                                                                                -------------      --------------

Total Revenues                                                                  (pound)546.5      (pound)556.1
                                                                                =============      ==============

Total EBITDA                                                                    (pound)156.5      (pound)154.2
                                                                                =============      ==============

EBITDA Margin %                                                                        28.6%             27.7%

Capital Expenditures                                                            (pound) 82.5      (pound)103.5

Operating Cash Flow                                                             (pound) 74.0      (pound) 50.7
                                                                                =============      ==============
------------------------------------------------------------------------------- ------------- ---- -------------- -

* The components of EBITDA as defined by the Company are set forth in the results summarized under the heading "Financial Results for the three months ended March 31, 2003". Corporate expenses are now included in selling, general and administrative expenses and have therefore been deducted from EBITDA. This definition is consistent across the periods referred to in this release. Capital Expenditures is defined as the purchase of fixed assets as measured on an accrual basis. Operating Cash Flow is defined as EBITDA less Capital Expenditures.

Q1 2002 EBITDA and Capital Expenditures are presented prior to the effect of changes in certain assumptions relating to allocation of costs between capital and operating expense that were made in Q4 2002. These changes would have reduced Q1 2002 EBITDA by approximately (pound)10.8 million ($15.4m) to (pound)143.4 million ($204.5m) and reduced EBITDA margin from 27.7% to 25.8% had they been applied in Q1 2002. These changes also would have reduced Q1 2002 Capital Expenditures by (pound)10.8 million ($15.4m) to (pound)92.7 million ($132.2m) had they been applied in Q1 2002.


New York, New York (May 14, 2003) - NTL Incorporated (NASDAQ: NTLI) announced today its first quarter 2003 results. Commenting on the results, Barclay Knapp, President and Chief Executive Officer of NTL, said:

"We are very pleased to get this fast start following the completion of our reorganization in January. Our financial performance of (pound)546.5 million ($875.9m) in Revenues, (pound)156.5 million ($250.8m) in EBITDA, and (pound)74.0 million ($118.6m) in Operating Cash Flow exceeded the metrics contained in our 8-K filing of January 10, 2003. In addition, Q1 2003 ending cash, cash equivalents and marketable securities were approximately (pound)303.2 million ($478.8m), approximately (pound)26 million ($41.1m) higher than anticipated in this 8-K filing.

Our Home division is growing again and the customer service improvements we have been making since last year have dramatically reduced our churn rate to an annualized 13%. Broadband continues to be a leader with approximately 144,000 new customers, but our telephone products are showing good growth too with a better-than-expected 15,200 new additions. We're turning the curve on television with digital showing good growth, and our overall rate of decline slowing.

Our Business division has completed its organizational restructuring and is now right-sized to deliver profitable growth in quarters to come.

Broadcast can always be relied upon for steady performance, and this year we are continuing that trend with the addition of several impressive contract wins in a difficult environment.

In the last year, our central teams in Networks, IT, HR, Finance, and other areas have done a remarkable job in cutting costs, improving service levels and redirecting essential services to the direct control of the business units. Thanks to them we have a much leaner and focused company today.

I am also pleased to welcome Jim Mooney (Chairman), Simon Duffy (COO) and Scott Schubert (CFO) to the NTL team and together with our new board we are continuing to drive best practice throughout the organization.

And thanks again to all of our associates, suppliers, customers and stakeholders for the support you've given NTL."

Business Review

During Q1 2003, our first post-restructuring quarter, NTL continued to show improvement in several key operating metrics.

NTL has successfully returned to growth in its Home division with the addition in the quarter of 27,100 net new customers and 141,400 net new revenue generating units, or RGUs. Total RGUs passed the 5 million mark, ending at approximately 5,125,000 for the quarter. Churn declined to 13% annualized, the lowest figure in four years.

The Company reported Revenues of (pound)546.5 million ($875.9m) and EBITDA of (pound)156.5 million ($250.8m) in Q1 2003. Adjusted for changes in accounting estimates, Q1 2002 figures would have been (pound)556.1 million ($792.9m) in Revenues and (pound)143.4 million ($204.5m) in EBITDA. The decline in revenue can be attributed mainly to the challenging conditions related to the Company's restructuring, while the improvement in EBITDA is a result of the Company's concerted efforts to cut costs.

In Q1 2003, NTL met or exceeded the financial targets provided in its January 10, 2003 Form 8-K filing, and generated its fifth consecutive quarter of positive Operating Cash Flow (defined as EBITDA less Capital Expenditures).

At March 31, 2003, NTL had cash, cash equivalents and marketable securities of approximately (pound)303.2 million ($478.8m).

NTL adopted fresh-start reporting to reflect the Company's emergence from Chapter 11 as of January 1, 2003. As a result of the adoption of fresh-start reporting and the gain associated with the discharge of a portion of the Company's debt, NTL's predecessor company (NTL Communications Corp.) recognized approximately (pound)4.2 billion ($6.8b) of exceptional income in Q1 2003.

In Q1 2003, NTL implemented a reorganization of certain of its business units. The associated changes included moving the Company's Wholesale Internet division from NTL Business to NTL Home, its Public Safety division from NTL Business to NTL Broadcast and creating NTL Carriers by merging its carriers division with its mobile division and removing both from NTL Business. These changes better align the expertise in the divisions with the needs of NTL's customers. In addition, the allocation of certain costs from NTL Networks and Shared Services to the various business divisions and the allocation of costs between NTL Home and NTL Business have changed. Finally, Corporate Expenses are now included in Central Support.

The commentary throughout this release reflects the new divisional structure and prior financial periods have been restated accordingly.


NTL Home

NTL Home successfully returned to growth in the first quarter of 2003. RGUs increased by approximately 141,400, led by 143,800 broadband additions and 15,200 new telephone additions. Although TV services in total declined by 17,600 in the quarter, digital services increased, and the overall rate of loss of TV services slowed to its lowest level in over a year. Overall, the division recorded 27,100 net new customer connections for the quarter, reversing five consecutive quarters of decline.

Triple play customers (taking telephone, TV and Internet services) now represent approximately 17% of our customer base, up from approximately 5% in Q1 2002.

In Q1 2003, NTL Home reported Revenues of (pound)362.1 million ($580.3m), which is materially unchanged from Q1 2002, and EBITDA of (pound)152.7 million ($244.7m), which represents a 7% increase in EBITDA compared to Q1 2002. Revenue in Q1 2003 was effectively flat versus Q1 2002 in part due to the decline in the on-net customer base that the Company witnessed throughout 2002. However, this has been offset by the addition of approximately 478,000 broadband RGUs as well as growth in the Company's wholesale Internet services business. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have reduced Q1 2002 EBITDA by approximately (pound)4.0 million ($5.7m) had these changes occurred in Q1 2002), Q1 2003 EBITDA increased by approximately 11% over Q1 2002.

ARPU (Average Revenue Per Unit) increased 4% to approximately (pound)40.65 in Q1 2003. As highlighted in the Company's Q4 2002 results, ARPU now reflects the inclusion of all of the Company's on-net customers, including Master Antenna Television (MATV) customers and the former customers of BT cable. ARPU growth continues to be driven by the increased number of broadband customers, approximately 68% of whom subscribe to three services provided by NTL.

Annualized churn declined from approximately 17.9% in Q1 2002 to approximately 13.0% in Q1 2003, which reflects improvements made in customer services and the intrinsic value of NTL Home's bundled proposition.

NTL continued to increase the number of gross customer additions in the quarter, with approximately 116,100 gross customer additions in Q1 2003 compared to 54,000 gross customer additions in Q1 2002. Customer disconnects in Q1 2003 were at their lowest level since Q4 2000, at approximately 89,000. Total RGUs grew to approximately 5.1 million in Q1 2003, a gain of approximately 141,400 in the quarter and a gain of approximately 232,000 over Q1 2002.

NTL ended Q1 2003 with approximately 661,000 broadband customers. On April 30, NTL and Telewest announced that over one million homes across the UK are enjoying the benefits of Internet access via cable (of which approximately 691,000 are NTL customers). On May 1, the speed of NTL's 128K broadband product was increased to 150K and its price raised to (pound)17.99 per month (just (pound)2 more than most 56K dial-up services in the United Kingdom).

Broadband growth was unusually high in the first quarter due to special circumstances such as carry-over sales from the holiday period and better than expected conversions from our dial-up customer base. Therefore, although broadband growth should remain strong for the remainder of the year, the absolute number of quarterly additions going forward is likely to be lower than the rate experienced in the first quarter.

Telephony customers increased by approximately 15,200 customers in the first quarter compared to a loss of approximately 65,000 customers in Q1 2002.

NTL's digital television base increased by approximately 20,000 customers over Q1 2002 from approximately 1,235,000 to approximately 1,255,000 subscribers. Approximately 62% of NTL's cable television customer base is now subscribing to digital television as compared to approximately 57% in Q1 2002.

Customer service improvements continue in NTL Home, contributing to a 6% decline in the average number of calls per customer made to call centers compared to Q1 2002, and the corresponding improvements in the number of calls answered (95%) and the average speed of answer (72 seconds).

Provided below are some key customer statistics for NTL Home:

NTL Home - Summary Customer Statistics:

                                                   Q1-2003         Q4-2002        Q3-2002        Q2-2002           Q1-2002
Total Customers*                                   2,713,500      2,686,400       2,667,000      2,696,200        2,766,600
         Customer additions                          116,100        105,800          84,000         49,000           54,000
         Customer disconnects                         89,000        108,100         113,000        119,000          127,000
         Net customer movement                        27,100         (2,300)        (29,000)       (70,000)         (73,000)
         Churn (annualized)                             13.0%          15.9%          16.4%          17.1%             17.9%
Revenue Generating Units**                         5,125,300      4,983,900       4,870,900      4,837,600        4,893,300
         Television                                2,037,700      2,055,300       2,065,300      2,109,100        2,186,000
         Telephone                                 2,426,700      2,411,500       2,425,000      2,452,900        2,524,000
         Broadband                                   660,900        517,100         380,600        275,600          183,300
Service Units                                      5,561,600      5,454,100       5,528,500      5,535,900        5,612,800
         Internet dial-up and DTV access             436,300        470,200         486,600        496,800          337,700
         Internet dial-up free use***                      0              0         171,000        201,500          381,800
Average Revenue Per User ****                   (pound)40.65   (pound)40.03   (pound)38.89   (pound)39.60      (pound)39.13

* Total customers in Q4 2002 include 21,700 MATV customers. Excluding the addition of the MATV subscribers, the customer number was 2.66 million.

** The recent National Cable & Telecommunications Association (NCTA) reporting guidelines for the US Cable industry do not recognize dial-up internet customers as RGUs, although they are now revenue generating for NTL.

***  Service to these free use customers was discontinued in October 2002.

**** ARPU includes the former customers of BT Cable and MATV subscribers.


NTL Business

In Q1 2003, NTL Business reported Revenues of (pound)75.0 million ($120.2m) and EBITDA of (pound)21.1 million ($33.8m), which represent a decline of approximately 10% and an increase of approximately 6%, respectively, compared to Q1 2002. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have reduced Q1 2002 EBITDA by approximately (pound)1.7 million ($2.4m) had they occurred in Q1 2002), Q1 2003 EBITDA has increased by approximately 16% over Q1 2002.

The recapitalization process and the general climate for competitive telecoms service providers has had a larger impact on the financial performance of NTL Business than on any other operating division of NTL.

In the first quarter 2003, NTL Business narrowed its focus in order to concentrate on providing services to the Retail and Enterprise sectors. The division's main strategy is to sell a core, simplified set of profitable products to those business customers that are on the network and that are economically connectable.


NTL Broadcast

In Q1 2003, NTL Broadcast reported Revenues of (pound)64.3 million ($103.1m), materially unchanged from Q1 2002, and EBITDA of (pound)28.6 million ($45.8m), which represents a slight increase in EBITDA compared to Q1 2002.

The Media Services group's latest contracts include a digital radio network contract for the MXR group, worth almost (pound)8 million ($12.8m) over 12 years, and a (pound)10 million ($16.0m) contract renewal for transmission of the broadcast text service Teletext.

In the Wireless group, average sharers per tower rose year-on-year from approximately 2.71 to approximately 2.97.

NTL's Public Safety group has been selected by the Metropolitan Police Authority to supply, install and maintain an Integrated Communications Platform. This will serve 31 police control rooms across Greater London for the Metropolitan Police Service and the City of London Police. The seven-year contract will be worth approximately (pound)25 million ($37.6m). The formal contract for this arrangement is being finalized.


NTL Carriers

In Q1 2003, we inaugurated the new NTL Carriers division. NTL Carriers is responsible for transporting telecommunications traffic of other telecommunications service providers over its 13,500 km national network in the UK, 10,800 km of which is owned by NTL and 2,700 km is leased. The network connects 100 telephone switches and 400 hub sites, points of presence and other network sites.

NTL Carriers reported Revenues of (pound)27.6 million ($44.2m) and EBITDA of (pound)22.2 million ($35.6m) in Q1 2003, which represent a decline of approximately 16% and a decline of approximately 18%, respectively, compared to Q1 2002. The decline in NTL Carriers' EBITDA was principally the result of the Q1 2002 benefit associated with the release of approximately (pound)7.1 million ($10.1m) of deferred revenue related to the financial distress of one of the division's customers.


NTL Ireland

NTL Ireland reported Revenues of (pound)17.5 million ($28.1m) and EBITDA of (pound)4.9 million ($7.8m) in Q1 2003, which represent an increase of approximately 28% and an increase of approximately 88%, respectively, compared to Q1 2002.

Residential revenues benefited from the growth in Digital TV customers and a price increase that became effective in January 2003, while business sector revenues rose by approximately 50% to (pound)2.8 million ($4.5m). Growth in revenues, together with improved operating cost efficiencies, contributed to the growth in EBITDA.

NTL Ireland ended the quarter with approximately 366,500 customers. Digital TV customers grew by approximately 7,000 to 44,800. As noted in prior results, NTL Ireland has now introduced a more rigorous credit policy that will lead to the involuntary disconnection of certain customers. As a result of this, NTL Ireland anticipates that its residential customer base will continue to decline by approximately 25,000 customers during the remainder of 2003.

ARPU increased 24% year-on-year to (pound)13.38 in the first quarter of 2003. Cable TV churn was reduced to 8.1% in Q1 2003, down slightly from 8.3% in the previous quarter.

NTL Ireland has completed technical trials, two months ahead of schedule, for the planned launch of its Multi-channel Multi-point Distribution System (MMDS) Digital product. Commercial introduction has commenced during April 2003.


Shared Services

In prior periods, corporate expenses were excluded from the definition of EBITDA. Shared Service expenses have been restated for 2002 to include corporate expenses of (pound)12.4 million ($18.7m).

Shared Services reported negative EBITDA of (pound)73.0 million ($117.0m) in Q1 2003, which represents an increase of approximately 11% compared to Q1 2002. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have increased Q1 2002 negative EBITDA by approximately (pound)5.1 million ($7.3m) had they occurred in Q1 2002), Q1 2003 negative EBITDA has increased by approximately 3.1% over Q1 2002.


Capital Expenditures

Capital Expenditures were (pound)82.5 million ($132.2m) in Q1 2003. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have resulted in a reduction of Q1 2002 Capital Expenditures of approximately (pound)10.8 million ($15.4m) had they occurred in Q1 2002), Q1 2003 Capital Expenditures have declined by approximately 23% over Q1 2002.

Capital Expenditures continue to be primarily related to customer premises equipment (CPE) and scaleable infrastructure. Support capital includes (pound)6.3 million ($10.1m) relating to billing systems integration.

In order to provide comparable data to the US Cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines, NTL has allocated capital expenditures to the standard reporting categories as follows:*

(figures in millions)

                                                                        As of March 31, 2003
                                                                --------------------------------------
UK Capital Expenditures
NCTA Capital Expenditures
   CPE                                                         (pound) 37.1                    $ 59.5
   Scaleable Infrastructure                                            12.2                      19.5
   Commercial                                                           3.8                       6.1
   Line Extensions                                                      0.0                       0.0
   Upgrade/Rebuild                                                      2.7                       4.3
   Support Capital                                                     16.2                      26.0
                                                                ------------            --------------
Total NCTA Capital Expenditures                                        72.0                     115.4

Non NCTA Capital Expenditures
   Broadcast                                                            3.2                       5.1
   Other                                                                4.0                       6.4
                                                                ------------            --------------
Total UK Capital Expenditures                                          79.2                     126.9

Ireland                                                                 3.3                       5.3
                                                                ------------            --------------
Total Capital Expenditures                                      (pound)82.5                    $132.2
                                                                ============            ==============

* NTL is not a member of the NCTA and is providing this information solely for comparative purposes.

Exceptional Income and Charges Related to the Emergence from Chapter 11

In Q1 2003, NTL's predecessor company (NTL Communications Corp.) recorded (pound)4.2 billion ($6.8b) of exceptional income related to the emergence from Chapter 11. The Effective Date of the emergence from Chapter 11 was January 10, 2003. The write-up and write-down of assets to their fair values upon the adoption of fresh-start reporting is in accordance with SOP 90-7 and has been applied as of January 1, 2003. These items are detailed below.

Income / (charges) in millions for the Quarter ended March 31, 2003

Gain on debt discharge                                        $8,452
Fresh-start adoption - intangible assets                       1,522
Fresh-start adoption - long term debt                            221
Fresh-start adoption - fixed assets                           (3,195)
Fresh-start adoption - accrued expenses                         (120)
Fresh-start adoption - deferred tax liability                    (69)
Recapitalization expense                                          (8)
                                                         ---------------
TOTAL                                                         $6,803
                                                         ===============

Subsequent Events

Brett Wyard joined the NTL Board of Directors effective May 7, 2003. Mr. Wyard is a Managing Director at Oaktree Capital Management, LLC. With Mr. Wyard's election, Edwin M. Banks also joined the NTL Board of Directors. Mr. Banks is a senior portfolio manager at W.R. Huff Asset Management.

Financial Review*

Revenue Summary (in (pound) millions)

----------------------------------------------------------------------------------------------------------------------
                                          Q1-2003         Q4-2002          Q3-2002          Q2-2002         Q1-2002
----------------------------------------------------------------------------------------------------------------------
   HOME
      On-Net                         (pound)328.9    (pound)322.4     (pound)314.6     (pound)325.8    (pound)332.0
      Wholesale & Off-Net                    33.2            33.4             35.8             32.8            30.0
                                    --------------  --------------   --------------  ---------------  --------------
         Total                              362.1           355.8            350.4            358.6           362.0

   BUSINESS                                  75.0            74.9             76.7             78.1            83.0

   BROADCAST
      Media                                  39.7            39.5             40.4             43.3            41.2
      Wireless                               11.0            11.2             11.1             10.3            10.4
      Public Safety                          13.6            12.5             11.9             12.7            12.8
                                    --------------  --------------   --------------  ---------------  --------------
         Total                               64.3            63.2             63.4             66.3            64.4

   CARRIERS                                  27.6            26.8             28.5             31.3            33.0

   IRELAND                                   17.5            15.4             15.7             14.7            13.7
                                    --------------  --------------   --------------  ---------------  --------------

   Revenues                          (pound)546.5    (pound)536.1     (pound)534.7     (pound)549.0    (pound)556.1

   Accounting Adjustments                       -           (2.7)                -                -               -
                                    --------------  --------------   --------------  ---------------  --------------

   TOTAL REVENUES                    (pound)546.5    (pound)533.4     (pound)534.7     (pound)549.0    (pound)556.1
----------------------------------------------------------------------------------------------------------------------


* In Q1 2003, NTL implemented a reorganization of certain of its business units. The associated changes included moving the Company's Wholesale Internet division from NTL Business to NTL Home, its Public Safety division from NTL Business to NTL Broadcast and creating NTL Carriers by merging its carriers division with its mobile division and removing both from NTL Business. In addition, the allocation of certain costs from Shared Services to the various business units and the allocation of costs between NTL Home and NTL Business have changed. Finally, Corporate Expenses are now included in Central Support. The Revenue and EBITDA analysis in the Financial Review is presented in the revised structure and prior periods have been restated accordingly.

EBITDA Summary (in (pound) millions)*

----------------------------------------------------------------------------------------------------------------------
                                          Q1-2003         Q4-2002          Q3-2002          Q2-2002         Q1-2002
----------------------------------------------------------------------------------------------------------------------
   HOME
      On-Net                         (pound)143.7    (pound)147.8     (pound)138.1     (pound)139.0    (pound)133.7
      Wholesale & Off-Net                     9.0            11.8             13.4             13.1             8.5
                                    --------------  --------------   --------------  ---------------  --------------
         Total                              152.7           159.6            151.5            152.1           142.2

   BUSINESS                                  21.1            21.6             18.0             21.1            19.9

   BROADCAST
      Media                                  20.6            18.1             20.2             23.5            22.3
      Wireless                                5.7             4.7              6.0              5.0             4.0
      Public Safety                           2.3             1.1              1.9              1.9             1.9
                                    --------------  --------------   --------------  ---------------  --------------
         Total                               28.6            23.9             28.1             30.4            28.2

   CARRIERS                                  22.2            22.4             24.5             25.0            27.0

   SHARED SERVICES
      Networks                             (16.9)          (13.0)           (14.0)           (16.8)          (15.3)
      Central Support/IT                   (56.1)          (51.0)           (48.9)           (48.6)          (50.4)
                                    --------------  --------------   --------------  ---------------  --------------
           Total                           (73.0)          (64.0)           (62.9)           (65.4)          (65.7)

   IRELAND                                    4.9             3.5              4.5              4.2             2.6
                                    --------------  --------------   --------------  ---------------  --------------
   EBITDA                            (pound)156.5    (pound)167.0     (pound)163.7     (pound)167.4   (pound) 154.2


   Accounting Adjustments                       -           (4.0)                -                -               -
                                    --------------  --------------   --------------  ---------------  --------------

   TOTAL EBITDA                      (pound)156.5    (pound)163.0     (pound)163.7     (pound)167.4   (pound) 154.2

----------------------------------------------------------------------------------------------------------------------


* Q4 2002 includes the net effect of the Q4 2002 Accounting Adjustments of (pound)4.0 million. This amount includes an adjustment for the reallocation of certain expenditures from capital to expense of approximately (pound)41.2 million and an adjustment for the release of certain provisions, and the related increase in EBITDA, in the amount of approximately (pound)43.4 million. These two adjustments relate principally to prior periods. Q1, Q2 and Q3 2002 EBITDA would be reduced by approximately (pound)10 million per quarter if the reallocation of the (pound)41.2 million from capital to expense was reflected in the appropriate quarters. The (pound)43.4 million increase in EBITDA would not be reallocated to Q1, Q2 and Q3 2002 because these provisions relate to periods prior to 2002.

Corporate expenses are now included in Central Support. Prior periods have been restated accordingly.
           Financial Results for the three months ended March 31, 2003
                      (in $ millions except per share data)

                                                                             Three Months Ended
                                                                                 March 31,
                                                                          2003               2002
                                                                    ------------------ ------------------
Revenues                                                                 $875.9             $792.9

Costs and expenses
Operating expenses                                                        408.6              380.9
Selling, general and administrative expenses                              216.5              192.0
                                                                    ------------------ ------------------
                                                                          625.1              572.9
                                                                    ------------------ ------------------
EBITDA                                                                    250.8              220.0

Other charges                                                               2.9                1.6
Depreciation and amortization                                             309.0              337.4
                                                                    ------------------ ------------------
Operating (loss)                                                          (61.1)            (119.0)

Other income (expense)
Interest income and other, net                                              2.7                9.4
Interest expense                                                         (176.5)            (324.8)
Recapitalization expense                                                    -                (32.1)
Share of income from equity investments                                      0.1                0.3
Foreign currency transaction (losses)                                      (3.4)              (5.0)
                                                                    ------------------ ------------------
(Loss) before income taxes                                               (238.2)            (471.2)
Income tax (expense) benefit                                              (16.2)              11.3
                                                                    ------------------ ------------------
Net (loss)                                                               $(254.4)          $(459.9)
                                                                    ================== ==================

Basic and diluted net (loss) per common share                            $(5.04)            $(9.11)
                                                                    ================== ==================

Weighted average shares                                                    50.5               50.5
                                                                    ================== ==================

Discussion of Three Months Ended March 31, 2003 Results

We implemented a reorganization of certain of our business units in the three months ended March 31, 2003. The associated changes included moving our Wholesale Internet division from NTL Business to NTL Home, our Public Safety division from NTL Business to NTL Broadcast and the creation of NTL Carriers by merging our carriers division with our mobile division and removing both from NTL Business. These changes better align the expertise in the divisions with the needs of our customers. In addition, the allocation of certain costs from Shared Services to the various business units and the allocation of costs between NTL Home and NTL Business have changed. Corporate Expenses are now included in the Central Support business unit and are grouped with selling, general and administrative expenses in our statement of operations. Finally, NTL Ireland is a separate business unit for financial reporting purposes effective January 1, 2003. We have reclassified amounts in prior periods to conform to the current period presentation.

We provide a broad range of communication services, including: (1) consumer telecommunications and television, (2) business telecommunications, (3) broadcast transmission and other related services and (4) carrier telecommunications services. Our consumer telecommunications and television services comprise broadband services to consumer markets including residential telephone, analog and digital cable television, Internet access and interactive services, as well as wholesale Internet access solutions to UK Internet service providers. Our business telecommunications services include business data, voice and Internet services. Our broadcast transmission and other services include digital and analog television and radio broadcast transmission services, tower site rental, satellite and media services for programmers, news agencies, sports broadcasters and production companies, and radio communications services to the public safety sector. Our carrier services division provides transmission, fiber and voice services for other telecommunications service providers over the NTL national network in the UK and Ireland.

In our consumer telecommunications and television segment, known as NTL Home, we derive revenues principally from monthly fees and usage charges for (1) telephone service, (2) cable television service and (3) Internet access. Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and TV or triple telephone, TV and Internet access.

In our business telecommunications segment, known as NTL Business, we derive revenues principally from monthly fees and usage charges for inbound and outbound voice, data and Internet services.

In our broadcast transmission and other services segment, known as NTL Broadcast, we derive revenues principally from charges for (1) site leasing services, (2) national and regional television broadcasting, (3) national, regional and local radio broadcasting, (4) satellite up-linking for program and content distribution and (5) charges for various outstanding arrangements provided to public safety customers.

In our carrier services segment, known as NTL Carriers, we derive revenues principally from charges for transmission, fiber and voice services provided to other telecommunications service providers over our national network in the UK and Ireland.

The principal components of our expenses include (1) costs to connect our network to other networks (referred to as interconnection), (2) television programming costs, (3) payroll and other employee related costs, (4) repairs and maintenance, (5) facility related costs, such as rent, utilities and rates, (6) marketing and selling costs and (7) provisions for bad debts.

As expected, our growth in 2002 was curtailed by funding constraints. Cash constraints present many challenges to the successful execution of our business plan. We are conserving cash by minimizing capital expenditures including expenditures to connect new customers to our network. In order to maintain revenues and cash from operations, we must reduce and limit customer churn. We continue to focus on improving our customer service and increasing our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service. This effort is at a relatively early stage although we have continued to make progress through March 31, 2003. Although the new system does not yet support our full suite of services, we expect to substantially complete the project by the third quarter of 2004. The total project cost is estimated to be approximately (pound)75.0 million, of which we have incurred approximately (pound)30.1 million through March 31, 2003. We cannot be certain that this project will be successful. If the full integration is not successful, we could experience an adverse effect on customer service, our churn rate and our costs of maintaining these systems going forward. We could also experience operational failures related to billing and collecting revenue from our customers, which, depending upon on the severity of the failure, could have a material adverse effect on our business.

Moreover, the integration process has involved a number of internal reorganizations of our business as we continue to strive for better performance. These reorganizations have typically involved, among other things, the termination of employees made redundant as a result of the process. Although we cannot predict precisely the effect that this has had, it is likely these internal reorganizations have negatively impacted employee morale. If we undertake additional internal reorganizations they will similarly likely negatively impact employee morale. Negative effects on employee morale can have a negative effect on our operations generally.

Our plan to reduce churn and to increase average revenue per unit (referred to as ARPU) includes an increase in broadband services to our existing customers. We believe that our triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is still significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If in the future we are unable to charge the prices for these services that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our results of operations will be adversely affected.

The wholesale national and international telecommunications market saw the reorganization or bankruptcy of many of the new entrant operators in 2002, especially those companies whose focus had been on serving carriers. As a result of this, several customers that had signed contracts with us running through 2003 are no longer in business. While this will have some effect on our revenue for 2003, most of our existing contracts are now with telecommunications companies with high volumes of retail traffic. Furthermore, our sales focus is on UK telecommunications companies who service the retail rather than the wholesale markets. We attempt to structure commercial arrangements to minimize any financial exposure to another operator.

Media speculation regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may adversely affect our reputation. One of the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our recent Chapter 11 reorganization and financial condition and the potential effect of that publicity on our brand name, we may find it difficult to increase market share. We believe our recapitalization process and the general unfavorable climate for alternative telecom carriers affected our revenues in 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even though we have successfully completed the recapitalization process, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. However, this did not have a significant effect on results of operations or cash flows in 2002 or in the three months ended March 31, 2003.

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe, Inc. (then known as NTL Incorporated) and certain of NTL Incorporated and NTL Europe, Inc.'s subsidiaries filed a pre-arranged joint reorganization plan (the "Plan") under Chapter 11 of the U.S. Bankruptcy Code. Our operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

We operated our business as a debtor-in-possession subject to the jurisdiction of the U.S. Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, our consolidated financial statements for periods prior to our emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). In addition, we adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan as well as adjustments for fresh-start reporting have been recorded in our consolidated financial statements as of January 1, 2003.

Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying value of assets and liabilities was adjusted. The carrying value of assets was adjusted to their reorganization value that was equivalent to their estimated fair value. The carrying value of liabilities was adjusted to their present value.

Consolidated revenues increased by 10.5% to $875.9 million in the three months ended March 31, 2003, as compared to $792.9 million in the three months ended March 31, 2002. Consolidated revenues in UK pounds decreased by 1.7% to (pound)546.5 million from (pound)556.1 million.

In the three months ended March 31, 2003 and 2002, the United Kingdom accounted for 96.8% and 97.5%, respectively, and Ireland accounted for 3.2% and 2.5%, respectively, of total consolidated revenues.

Consolidated revenues in dollars and UK pounds were comprised of the following:


                                                           Three Months Ended
                                                               March 31,
                                                  ------------------ ------------------
                                                        2003               2002
                                                  ------------------ ------------------
                                                             (in millions)
Consumer                                               $580.3             $516.2
Business                                                120.2              118.3
Broadcast                                               103.1               91.8
Carriers                                                 44.2               47.1
Ireland                                                  28.1               19.5
                                                  ------------------ ------------------
   Total Revenues                                      $875.9             $792.9
                                                  ================== ==================

Consumer                                         (pound)362.1         (pound)362.0
Business                                                 75.0                 83.0
Broadcast                                                64.3                 64.4
Carriers                                                 27.6                 33.0
Ireland                                                  17.5                 13.7
                                                  ------------------ ------------------
   Total Revenues                                (pound)546.5         (pound)556.1
                                                  ================== ==================

In the three months ended March 31, 2003 and 2002, consumer telecommunications and television revenues were 66.3% and 65.1%, respectively, business telecommunications revenues were 13.7% and 14.9%, respectively, broadcast transmission and other revenues were 11.8% and 11.6%, respectively, carriers revenues were 5.0% and 5.9%, respectively, and Ireland revenues were 3.2% and 2.5%, respectively, of total consolidated revenues.

Consumer telecommunications and television revenues increased by 12.4% to $580.3 million from $516.2 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds increased by less than 1.0% to (pound)362.1 million from (pound)362.0 million. Consumer telecommunications and television revenues were effectively unchanged reflecting the decline in the customer base due to disconnects, which was offset by an increase in broadband Internet services, the impact of price increases and growth in our wholesale Internet services business.

Business telecommunications revenues increased by 1.6% to $120.2 million from $118.3 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by 9.6% to (pound)75.0 million from (pound)83.0 million. Business telecommunications revenues decreased principally as a result of uncertainties arising from our Chapter 11 reorganization and the general climate for competitive telecoms service providers.

Broadcast transmission and other revenues increased by 12.3% to $103.1 million from $91.8 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by less than 1.0% to (pound)64.3 million from (pound)64.4 million due to modest increases in site sharing and public safety revenues offset by modest decreases in other revenues.

Carriers revenues decreased 6.2% to $44.2 million from $47.1 million. These revenues in UK pounds decreased by 16.4% to (pound)27.6 million from (pound)33.0 million. The primary reason for this decline was the recognition of (pound)7.1 million ($10.1 million) of deferred revenue in the three months ended March 31, 2002 related to the termination of a long-term contract upon the financial distress of one of the division's customers.

NTL Ireland revenues increased 44.1% to $28.1 million from $19.5 million. These revenues in UK pounds increased 27.7% to (pound)17.5 million from (pound)13.7 million. The primary reasons for the increase were growth in digital television customers, a price increase that became effective in January 2003 and an increase in business sector revenues.

Operating expenses (including network expenses) increased 7.3% to $408.6 million from $380.9 million as a result of changes in foreign currency exchange rates. These expenses in UK pounds decreased 4.5% to (pound)255.0 million from (pound)267.1 million primarily as a result of decreases in telephony interconnection and television programming costs. Operating expenses as a percentage of revenues declined to 46.6% in 2003 from 48.0% in 2002.

Selling, general and administrative expenses increased 12.8% to $216.5 million from $192.0 million primarily as a result of changes in foreign currency exchange rates. These expenses in UK pounds increased less than 1.0% to (pound)135.1 million from (pound)134.7 million. Selling, general and administrative expenses as a percentage of revenues increased to 24.7% in 2003 from 24.2% in 2002. The small change in these expenses in 2003 as compared to 2002 reflects an increase in marketing and selling costs offset by various cost savings efforts including restructurings announced in the fourth quarter of 2002.

Other charges of $2.9 million and $1.6 million in the three months ended March 31, 2003 and 2002, respectively, were restructuring charges for employee severance and related costs. These costs were incurred for approximately 125 employees and approximately 55 employees in the three months ended March 31, 2003 and 2002, respectively.

Depreciation and amortization decreased to $309.0 million from $337.4 million. Depreciation expense decreased to $259.2 million from $322.5 million primarily due to the $2,498.0 million decrease in the carrying value of fixed assets subject to depreciation effective January 1, 2003 due to the adoption of fresh-start reporting. Amortization expense increased to $49.8 million from $14.9 million due to the $1,222.6 million increase in customer lists that are subject to amortization effective January 1, 2003 due to the adoption of fresh-start reporting.

Interest expense decreased to $176.5 million from $324.8 million primarily as a result of the $9,486.9 million cancellation of debt on January 10, 2003 in connection with our emergence from Chapter 11 reorganization. Interest of $220.7 million and $199.7 million was paid in cash in the three months ended March 31, 2003 and 2002, respectively.

Recapitalization expense was $32.1 million in the three months ended March 31, 2002. Recapitalization expense includes all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization expense in the three months ended March 31, 2002 included $8.8 million for employee retention related to substantially all of our UK employees and $23.3 million for financial advisor, legal, accounting and consulting costs.

Foreign currency transaction losses were $3.4 million and $5.0 million in the three months ended March 31, 2003 and 2002, respectively. These losses in 2003 are primarily due to the effect of changes in exchange rates on U.S. dollar denominated debt of our subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC whose functional currency is not the U.S. dollar. Our results of operations will continue to be affected by foreign exchange rate fluctuations.

Income tax (expense) benefit was expense of $16.2 million in the three months ended March 31, 2003 and benefit of $11.3 million in the three months ended March 31, 2002. The 2003 expense is composed of $10.5 million U.S. income tax expense and $5.7 million of deferred foreign income tax expense. None of the 2003 income tax is expected to be payable in the next year.

Net loss was $254.4 million in the three months ended March 31, 2003 and $459.9 million in the three months ended March 31, 2002. This change was the result of the factors discussed above, particularly the reduction in interest expense of $148.3 million in 2003.

Basic and diluted net loss per common share in the three months ended March 31, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002.

                                Reconciliation of
                               Revenue and EBITDA
                                   to US GAAP
                                  (in millions)


                                      March 31, 2003      December 31,       September 30,          June 30,           March 31,
                                                              2002                2002                2002               2002
                                     -----------------  -----------------   -----------------   -----------------   ----------------
Revenue (in(pound)'s)                  (pound)546.5       (pound)533.4        (pound)534.7       (pound)549.0        (pound)556.1

Effective exchange rate                        1.60               1.57                1.55               1.46                1.43
                                     -----------------  -----------------   -----------------   -----------------   ----------------

US GAAP Revenue (in US$'s)                    $875.9             $839.1             $830.3              $802.8              $792.9


EBITDA (in(pound)'s)                    (pound)156.5       (pound)163.0       (pound)163.7        (pound)167.4        (pound)154.2

Effective exchange rate                         1.60               1.57                1.55               1.46                1.43
                                     -----------------  -----------------   -----------------   -----------------   ----------------

EBITDA (in US$'s)                             $250.8             $256.0              $253.6             $244.5              $220.0

Other expenses:
   Asset impairments                             -                418.5               26.6                 -                   -
   Other charges                                 2.9               95.9              289.6                 2.1                 1.6
   Depreciation and amortization               309.0              444.7              402.1               357.4               337.4
                                     -----------------  -----------------   -----------------   -----------------   ----------------
      Subtotal                                 311.9              959.1              718.3               359.5               339.0

US GAAP Operating (loss) (in US$'s)           ($61.1)           ($703.1)           ($464.7)            ($115.0)            ($119.0)
                                     =================  =================   =================   =================   ================

                                Reconciliation of
                              Capital Expenditures
                                   to US GAAP
                                  (in millions)

                                                                                 For the Three Months
                                                                                  Ended March 31,
                                                                                2003            2002
                                                                           -------------    --------------

Capital Expenditures (in(pound)'s)                                         (pound)82.5     (pound)103.5

Effective exchange rate                                                           1.60             1.43
                                                                           -------------    --------------

Capital Expenditures (in US$'s)                                                  $132.2           $147.6

Other items:
Changes in liabilities related to Capital Expenditures                             49.4             54.4
Capitalized interest                                                                3.6             12.5
                                                                           -------------    --------------
   Subtotal                                                                        53.0             66.9

Purchase of fixed assets (in US$'s)                                              $185.2           $214.5
                                                                           =============    ==============


Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, the "Risk Factors" set forth in Amendment No. 1 on Form 10-K/A to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as such filings may be amended from time to time, as well as: the impact of our organizational restructuring and integration actions; our ability to maintain contracts that are critical to our operations; potential adverse developments with respect to our liquidity or results of operations; our ability to fund and execute our business plan; our ability to attract, retain and compensate key executives and associates; our ability to attract and retain customers; general economic and business conditions; technological developments; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services; the impact of new business opportunities requiring significant up-front investment; and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.


Use of Non-GAAP (Generally Accepted Accounting Principles) Terms

To supplement our consolidated financial statements presented on a GAAP basis, NTL uses certain non-GAAP measures (such as EBITDA and Capital Expenditures) that it believes may be useful to enhance investors' overall understanding of NTL's past financial performance and prospects for the future. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP accepted in the United States.


For more information contact:

In the US:

Investor Relations:

Tamar Gerber, Director - Investor Relations
Tel: (+1) 212 906 8451, or via e-mail at investor_relations@ntli.com

In the UK:

Investor Relations:

Virginia Ramsden, +44 (0) 207 746 6826, or via e-mail at investorrelations@ntl.com


Media:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / 07788 186154
Justine Parrish, Media Relations, +44 (0)20 746 4096 / (0)7966 421 991

There will be a conference call to analysts and investors today at 08.30 ET/
13.30 GMT. Analysts and investors can dial in to the presentation by calling in the United States 1-877-505-5130 or 1-706-634-1305 for international access or via a live webcast of the conference call and presentation on the Company's website, www.ntl.com/investors. The replay will be available for one week beginning approximately two hours after the end of the call until Wednesday May 21, 2003. The dial-in number is as follows: US Replay Dial-in Number:
1-800-642-1687 and the International Replay Dial-in Number is 1-706-645-9291, Conference ID: 223651.

APPENDIX - Residential Operating Statistics as of March 31, 2003

(subscriber totals in 000s)                                   UK             Ireland           Total
                                                       ----------------- ---------------- -----------------
Homes in Franchise                                        11,411.2             475.2         11,886.4

Homes Passed                                               8,404.1             475.2          8,879.3

Homes Marketable                                           7,749.7             475.2          8,224.9
                                                       ----------------- ---------------- -----------------
    Telco                                                  7,530.8             475.2          8,006.0
    ATV                                                    7,749.7             475.2          8,224.9
    DTV                                                    7,259.7             408.7          7,668.4
    Broadband                                              6,712.2              23.0          6,735.2

Customers                                                  2,713.5             366.5          3,080.0
                                                       ----------------- ---------------- -----------------
    Single RGU                                               756.5             359.0          1,115.5
    Dual RGU                                               1,503.6               7.5          1,511.1
    Triple RGU                                               453.4               -              453.4

Telephone                                                  2,426.7               5.6          2,432.3
                                                       ----------------- ---------------- -----------------
    Talk Plan Subs                                           360.3               -              360.3

Television                                                 2,037.7             366.5          2,404.2
                                                       ----------------- ---------------- -----------------
    DTV                                                    1,255.2              44.8          1,300.0
    ATV                                                      760.8             302.8          1,063.6
    MATV                                                      21.7              18.9             40.6

Internet                                                   1,097.2               3.6          1,100.8
                                                       ----------------- ---------------- -----------------
    Dial-Up (metered)                                        133.4               -              133.4
    Dial-Up (unmetered)                                      283.5               1.7            285.2
    DTV Access                                                19.4               -               19.4
    Broadband                                                660.9               1.9            662.8

RGUs (1)                                                    5,125.3            374.0          5,499.3
                                                       ----------------- ---------------- -----------------
    Telephone                                              2,426.7               5.6          2,432.3
    Television                                             2,037.7             366.5          2,404.2
    Broadband Internet                                       660.9               1.9            662.8

Service Units (2)                                          5,561.6             375.7          5,937.3

RGUs/Customer                                                 1.89x             1.02x            1.79x
Service Units/Customer                                        2.05x             1.03x            1.93x

Penetration:
    Telephone                                                 32.2%              1.2%            30.4%
    Television                                                26.3%             77.1%            29.2%
    Broadband Internet                                         9.8%              8.3%             9.8%
    Customer                                                  35.0%             77.1%            37.5%
    RGU                                                       66.1%             78.7%            66.9%
    Service Unit                                              71.8%             79.1%            72.2%

Q4 Customer/RGU Movement
    Opening Subs                                           2,686.4             368.0          3,054.4
    Gross Adds                                               116.1               6.0            122.1
    Disconnects (3)                                          (89.0)             (7.5)           (96.5)
                                                       ----------------- ---------------- -----------------
    Closing Customers                                      2,713.5             366.5          3,080.0

    Quarterly Customer Adds                                   27.1              (1.5)            25.6
    Quarterly RGU Adds                                       141.4              (1.9)           139.5

    % Customer Churn (4)                                      13.0%              8.1%            12.4%

Off-Net Telephony                                             91.4               3.9             95.3
                                                       ----------------- ---------------- -----------------
    Telephone                                                 22.7               2.4             25.1
    Telephone + Internet                                      68.7               1.5             70.2

(1) RGUs are defined as all on-net telephone, television and Broadband Internet subscribers.

(2) Service units are defined as all on-net telephone, television and Internet subscribers.

(3)  Disconnects include customers which cancel service due to moving premise.

(4) Annualized churn is defined as: (Quarterly disconnects x 4) / (opening customers + 50% quarterly gross adds)